Exhibit 5.1

June 15, 2018

Fossil Group, Inc.

901 S. Central Expressway

Richardson, Texas 75080

Re:                             Fossil Group, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President, General Counsel and Secretary to Fossil Group, Inc., a Delaware corporation (the “Company”).  In that capacity, I have acted as counsel to the Company in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the proposed issuance of up to 7,288,468 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), authorized for issuance pursuant to the Company’s 2016 Long-Term Incentive Plan, as amended (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter.  I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that when the Shares have been issued and delivered upon payment therefor in accordance with the terms of the Plan, the Company’s bylaws, as they may be amended from time to time, and the applicable award agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following qualifications:

A.            I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  I undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Randy S. Hyne

Randy S. Hyne
Vice President, General Counsel and Secretary
Fossil Group, Inc.